Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS, AND PROVIDES 2018 OUTLOOK

•	4Q17 EPS of $3.90, including a one-time, non-cash benefit from the Tax Cuts and Jobs Act of $3.62
o	4Q17 Adjusted EPS of $0.28, excluding the benefit from the Tax Cuts and Jobs Act
•	Full Year 2017 EPS of $5.37, including a one-time, non-cash benefit from the Tax Cuts and Jobs Act of $3.59
o	Full Year 2017 Adjusted EPS of $1.78, excluding the benefit from the Tax Cuts and Jobs Act
•	Full Year 2017 Net Income and EBITDA were $232.0 million and $296.0 million, respectively
•	2018 Operating Income is expected to approximate the 2017 level

HONOLULU, Hawaii (February 20, 2018) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $166.9 million, or $3.90 per diluted share, for the quarter ended December  31, 2017.  Net income and earnings per share in the quarter benefitted by $155.0 million and $3.62 per diluted share, respectively, from a one-time, non-cash adjustment arising from the enactment of the Tax Cuts and Jobs Act (the “Tax Act”).  Net income for the quarter ended December  31, 2016 was $20.0 million, or $0.46 per diluted share.  Consolidated revenue for the fourth quarter 2017 was $516.1 million compared with $519.3 million reported for the fourth quarter 2016.

For the full year 2017, Matson reported net income of $232.0 million, or $5.37 per diluted share, compared with $81.4 million, or $1.87 per diluted share, in 2016.  The net income and earnings per share benefit in the full year 2017 from the one-time, non-cash adjustment as a result of the Tax Act was $155.0 million and $3.59 per diluted share, respectively.  Consolidated revenue for the full year 2017 was $2,046.9 million, compared with $1,941.6 million in the prior year.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson’s core businesses performed well during the fourth quarter supported in particular by continued strong demand in our China service and higher lift volumes at SSAT.  Overall, 2017 was a solid year for Matson.  Operationally during the past year, we continued to advance our new Hawaii vessels and Sand Island crane program, which are expected to strengthen our market leading position and drive increased efficiency in the years ahead.  We look forward to the arrival of the first of our four new vessels in the third quarter of this year.”

Mr. Cox added, “For 2018, we expect to face continued competitive pressure in Guam and modestly lower volume in China coming off an exceptionally strong year,  offset by modest improvements in our other core businesses.  As a result, we expect Matson’s 2018 operating income to approximate the level achieved in 2017.”

Fourth Quarter 2017 Discussion and Outlook for 2018

Ocean Transportation: The Hawaii economy experienced modest growth in the fourth quarter 2017; however, the Company’s container volume was 11.1 percent lower year-over-year due primarily to an extra week in 2016 and lower construction-related volumes as the construction cycle in Oahu transitions from high-rise projects to the master planned community projects in West Oahu.  The Company expects flat-to-modest volume growth in 2018, reflecting a growing Hawaii economy and stable market share.

In China, the Company’s container volume in the fourth quarter 2017 was 14.3 percent lower year-over-year largely due to an additional week in 2016 as well as volume gains in the prior year period related to the Hanjin bankruptcy.  The Company continued to realize a sizeable rate premium in the fourth quarter 2017 and achieved average freight rates moderately higher than the fourth quarter 2016.  For 2018, the Company expects pricing to remain as favorable as 2017 and volume to be modestly lower compared to the levels achieved in 2017.

In Guam, as expected, the Company’s container volume in the fourth quarter 2017 was lower on a year-over-year basis, the result of competitive losses to a U.S. flagged containership service that increased its service frequency to weekly in December 2016.  For 2018, the Company expects a continued heightened competitive environment and lower volume when compared to levels achieved in 2017.

In Alaska, the Company’s container volume for the fourth quarter 2017 was 10.1 percent lower year-over-year, primarily due to volume in the additional week in the prior year.  For the full year 2018, we expect volume to approximate the level in 2017 with modest improvement in northbound volumes, offset by lower southbound seafood-related volume due to a moderation from the very strong seafood harvest levels in 2017.

As a result of the business outlook noted above, the Company expects full year 2018 Ocean Transportation operating income to approximate the level achieved in 2017.  In the first quarter 2018, the Company expects Ocean Transportation operating income will be moderately higher than the level achieved in the first quarter 2017 primarily due to the timing of fuel surcharge collections.

Logistics: In the fourth quarter 2017, operating income for the Company’s Logistics segment was roughly flat compared to the operating income achieved in the prior year period.  For the full year 2018, the Company expects Logistics operating income to increase modestly compared to the level achieved in 2017.  In the first quarter 2018, the Company expects operating income to approximate the level achieved in the first quarter 2017.

Depreciation and Amortization: For the full year 2018, the Company expects depreciation and amortization expense to be approximately $135 million, inclusive of dry-docking amortization of approximately $36 million.

EBITDA: The Company expects full year 2018 EBITDA to be lower than the $296.0 million achieved in 2017.

Interest Expense: The Company expects interest expense for the full year 2018 to be approximately $22 million.

Income Tax Expense:   The Company’s effective tax rate for the fourth quarter and full year 2017 was -738.7 percent and -85.3 percent, respectively.  The fourth quarter and full year 2017 effective tax rates include the one-time, non-cash adjustment of $155.0 million as a result of the Tax Act.  Excluding this tax adjustment, the effective tax rates for the fourth quarter and full year 2017 would have been 40.2 percent and 38.5 percent, respectively.  For the full year 2018, the Company expects its effective tax rate to be approximately 28 percent, which is based on the Company’s initial analysis of the Tax Act and is subject to change based on guidance issued by the Internal Revenue Service and the U.S. Department of the Treasury as well as clarifications of state tax law.

Capital and Vessel Dry-docking Expenditures: For the full year 2017, the Company made maintenance capital expenditure payments of $55.0 million, capitalized vessel construction expenditures of $252.0 million, and dry-docking payments of $54.6 million.  For the full year 2018, the Company expects to make maintenance capital expenditure payments of approximately $68 million, vessel construction expenditures  (inclusive of capitalized interest and owner’s items) of approximately $436 million, and dry-docking payments of approximately $18 million.

Results By Segment

Ocean Transportation — Three months ended December 31, 2017 compared with 2016

	Three Months Ended December 31,
(Dollars in millions)	2017	2016 (3)	Change
Ocean Transportation revenue	$389.9	$406.1	$(16.2)	(4.0)%
Operating costs and expenses	(369.2)	(373.5)	4.3	(1.2)%
Operating income	$20.7	$32.6	$(11.9)	(36.5)%
Operating income margin	5.3%	8.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,900	41,500	(4,600)	(11.1)%
Hawaii automobiles	19,300	19,000	300	1.6%
Alaska containers	14,300	15,900	(1,600)	(10.1)%
China containers	15,600	18,200	(2,600)	(14.3)%
Guam containers	4,700	6,500	(1,800)	(27.7)%
Other containers (2)	3,800	3,600	200	5.6%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.
(3)	2016 includes the benefit of a 53rd week.

Ocean Transportation revenue declined $16.2 million, or 4.0 percent, during the three months ended December 31, 2017, compared with the three months ended December 31, 2016.  This decrease was primarily due to lower volumes across the tradelanes as a result of one less week versus the prior year, lower volumes in Guam due to competitive losses and lower construction-related volumes in Hawaii, partially offset by higher fuel surcharge revenue and higher average freight rates in China and Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased by 11.1 percent primarily due to one less week and lower construction-related volume; Alaska volume decreased by 10.1 percent primarily due to one less week; China volume was 14.3 percent lower largely due to one less week as well as volume gains in the year ago period related to the Hanjin bankruptcy; and Guam volume was 27.7 percent lower due to competitive losses and one less week.

Ocean Transportation operating income decreased $11.9 million, or 36.5 percent, during the three months ended December 31, 2017, compared with the three months ended December 31, 2016.  This decrease was primarily due to lower volumes across the tradelanes as a result of one less week versus the prior year, higher terminal handling expenses, lower container volume in Guam as a result of competitive losses, and lower container volume in China due to volume gains in the year ago period related to the Hanjin bankruptcy,  partially offset by the favorable timing of fuel surcharge collections, higher average freight rates in China and Hawaii, and a higher contribution from SSAT.

The Company’s SSAT terminal joint venture investment contributed $8.9 million during the three months ended December 31, 2017, compared to a $6.6 million contribution during the three months ended December  31, 2016.  The increase was primarily attributable to improved lift volume.

Ocean Transportation —Year ended December 31, 2017 compared with 2016

	Years Ended December 31,
(Dollars in millions)	2017	2016 (3)	Change
Ocean Transportation revenue	$1,571.8	$1,541.1	$30.7	2.0%
Operating costs and expenses	(1,443.0)	(1,398.4)	(44.6)	3.2%
Operating income	$128.8	$142.7	$(13.9)	(9.7)%
Operating income margin	8.2%	9.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	149,800	160,200	(10,400)	(6.5)%
Hawaii automobiles	67,000	75,200	(8,200)	(10.9)%
Alaska containers	67,400	68,400	(1,000)	(1.5)%
China containers	66,000	61,600	4,400	7.1%
Guam containers	20,300	24,800	(4,500)	(18.1)%
Other containers (2)	11,700	10,500	1,200	11.4%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.
(3)	2016 includes the benefit of a 53rd week.

Ocean Transportation revenue increased $30.7 million, or 2.0 percent, during the year ended December 31, 2017, compared with the year ended December 31, 2016.  This increase was primarily due to higher fuel surcharge revenue and higher average freight rates in China, partially offset by lower construction-related volume, one less week and the absence of competitive volume gains in Hawaii and lower volume in Guam due to competitive losses and one less week.

On a year-over-year FEU basis, Hawaii container volume decreased by 6.5 percent primarily due to lower construction-related volume, one less week, and the absence of competitive volume gains in the prior year; Alaska volume decreased by 1.5 percent primarily due to one less week, partially offset by higher southbound volume attributable to the stronger seafood season; China volume was 7.1 percent higher due to stronger demand for the Company’s expedited service and additional sailings during the year; and Guam volume was 18.1 percent lower due to competitive losses and one less week.

Ocean Transportation operating income decreased $13.9 million, or 9.7 percent, during the year ended December 31, 2017, compared with the year ended December 31, 2016.  This decrease was primarily due to lower volumes in Hawaii, higher terminal handling costs and lower volume in Guam, partially offset by higher average freight rates in China, a higher contribution from SSAT, and favorable timing of fuel surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $28.2 million during the year ended December 31, 2017, compared to a $15.8 million contribution in the year ended December 31, 2016.  The increase was primarily attributable to improved lift volume.

Logistics — Three months ended December 31, 2017 compared with 2016

	Three Months Ended December 31,
(Dollars in millions)	2017	2016	Change
Logistics revenue (1)	$126.2	$113.2	$13.0	11.5%
Operating costs and expenses (1)	(121.6)	(108.6)	(13.0)	12.0%
Operating income (1)	$4.6	$4.6	$—	—%
Operating income margin (1)	3.6%	4.1%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $13.0 million, or 11.5 percent, during the three months ended December 31, 2017, compared with the three months ended December 31, 2016.  This increase was primarily due to higher highway rates and volume, and higher fuel surcharge revenue.

Logistics operating income for the three months ended December 31, 2017 was approximately equal to the level achieved in the three months ended December 31, 2016 as higher revenue was offset by higher costs.

Logistics — Year ended December 31, 2017 compared with 2016

	Years Ended December 31,
(Dollars in millions)	2017	2016	Change
Logistics revenue (1)	$475.1	$400.5	$74.6	18.6%
Operating costs and expenses (1)	(454.5)	(388.6)	(65.9)	17.0%
Operating income (1)	$20.6	$11.9	$8.7	73.1%
Operating income margin (1)	4.3%	3.0%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $74.6 million, or 18.6 percent, during the year ended December 31, 2017, compared to the year ended December 31, 2016.  This increase was primarily due to the inclusion of freight forwarding revenue from the acquired Span Alaska business, higher intermodal volumes and higher fuel surcharge revenue.

Logistics operating income increased $8.7 million during the year ended December 31, 2017, compared to the year ended December 31, 2016.  The increase was primarily due to the inclusion of freight forwarding operating results attributable to the acquired Span Alaska business, partially offset by lower intermodal yield.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $5.9 million to $19.8 million during the year ended December 31, 2017.  Matson generated net cash from operating activities of $224.9 million during the year ended December 31, 2017, compared to $157.8 million in the year ended December 31, 2016.  Capital expenditures, including capitalized vessel construction expenditures, totaled $307.0 million for the year ended December 31, 2017, compared with $179.4 million in the year ended December 31, 2016.  Total debt increased by $118.2 million during the year to $857.1 million as of December 31, 2017, of which $826.3 million was long-term debt.

For the twelve months ended December 31, 2017, Matson’s Net Income and EBITDA were $232.0 million and $296.0 million, respectively.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 2.8 as of December 31, 2017.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.20 per share payable on March 1, 2018 to all shareholders of record as of the close of business on February 8, 2018.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter and full year 2017 results.

Date of Conference Call:	Tuesday, February 20, 2018

Scheduled Time:	4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST

Participant Toll Free Dial-In #:	1-877-312-5524

International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through February 27, 2018 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 3878488.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load freight consolidation and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Adjusted Earnings per Share (“Adjusted EPS”), Adjusted Net Income, adjusted effective tax rate, adjusted income taxes,  Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income, profitability and cash flow expectations, fleet renewal progress, fleet deployments, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, economic conditions in Alaska, lift volumes at SSAT, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per-share amounts)	2017	2016	2017	2016
Operating Revenue:
Ocean Transportation	$389.9	$406.1	$1,571.8	$1,541.1
Logistics	126.2	113.2	475.1	400.5
Total Operating Revenue	516.1	519.3	2,046.9	1,941.6

Costs and Expenses:
Operating costs	(446.0)	(440.5)	(1,717.2)	(1,617.7)
Equity in income of Terminal Joint Venture	8.9	6.6	28.2	15.8
Selling, general and administrative	(53.7)	(48.2)	(208.5)	(185.1)
Total Costs and Expenses	(490.8)	(482.1)	(1,897.5)	(1,787.0)

Operating Income	25.3	37.2	149.4	154.6
Interest expense	(5.4)	(6.7)	(24.2)	(24.1)
Income before Income Taxes	19.9	30.5	125.2	130.5
Income taxes	147.0	(10.5)	106.8	(49.1)
Net Income	$166.9	$20.0	$232.0	$81.4

Basic Earnings Per-Share:	$3.93	$0.47	$5.41	$1.89
Diluted Earnings Per-Share:	$3.90	$0.46	$5.37	$1.87

Weighted Average Number of Shares Outstanding:
Basic	42.5	42.8	42.9	43.1
Diluted	42.8	43.3	43.2	43.5

Cash Dividends Per-Share	$0.20	$0.19	$0.78	$0.74

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$19.8	$13.9
Other current assets	246.2	260.3
Total current assets	266.0	274.2
Long-term Assets:
Investment in Terminal Joint Venture	93.2	82.4
Property and equipment, net	1,165.7	949.2
Goodwill	323.7	323.7
Intangible assets, net	225.2	236.6
Other long-term assets	173.7	149.4
Total long-term assets	1,981.5	1,741.3
Total assets	$2,247.5	$2,015.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$30.8	$31.8
Other current liabilities	255.5	245.8
Total current liabilities	286.3	277.6
Long-term Liabilities:
Long-term debt	826.3	707.1
Deferred income taxes	285.2	363.8
Other long-term liabilities	171.5	172.1
Total long-term liabilities	1,283.0	1,243.0

Total shareholders’ equity	678.2	494.9
Total liabilities and shareholders’ equity	$2,247.5	$2,015.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2017	2016
Cash Flows From Operating Activities:
Net income	$232.0	$81.4
Reconciling adjustments:
Depreciation and amortization	101.2	97.1
Deferred income taxes	(128.9)	24.7
Share-based compensation expense	11.1	11.2
Equity in income of Terminal Joint Venture	(28.2)	(15.8)
Distribution from Terminal Joint Venture	17.5	—
Other	3.0	2.8
Changes in assets and liabilities:
Accounts receivable, net	(5.1)	14.4
Deferred dry-docking payments	(54.6)	(59.2)
Deferred dry-docking amortization	46.2	38.9
Prepaid expenses and other assets	14.4	(13.6)
Accounts payable, accruals and other liabilities	20.4	2.1
Other long-term liabilities	(4.1)	(26.2)
Net cash provided by operating activities	224.9	157.8

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(252.0)	(94.5)
Other capital expenditures	(55.0)	(84.9)
Proceeds from (payments for) disposal of property and equipment	(0.2)	2.5
Cash deposits into and withdrawals from the Capital Construction Fund, net	30.3	(31.2)
Payments for membership interests in Span Alaska, net of cash acquired	—	(112.6)
Net cash used in investing activities	(276.9)	(320.7)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	—	275.0
Repayments of debt and capital leases	(31.8)	(22.2)
Proceeds from revolving credit facility, net of repayments	150.0	55.0
Payment of financing costs	(1.7)	—
Proceeds from issuance of capital stock	1.9	1.2
Dividends paid	(33.8)	(32.2)
Repurchase of Matson common stock	(19.3)	(38.0)
Payments of Span Alaska debt	—	(81.9)
Tax withholding related to net share settlements of restricted stock units	(7.4)	(5.9)
Other	—	0.3
Net cash used in financing activities	57.9	151.3

Net Increase (Decrease) in Cash and Cash Equivalents	5.9	(11.6)
Cash and Cash Equivalents, Beginning of the Period	13.9	25.5
Cash and Cash Equivalents, End of the Period	$19.8	$13.9

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$23.9	$21.6
Income tax paid, net of income tax refunds	$2.6	$15.6

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$1.2	$4.1

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

December 31,
(In millions)	2017
Total Debt:	$857.1
Less: Cash and cash equivalents	(19.8)
Capital Construction Fund - cash on deposit	(0.9)
Net Debt	$836.4

EBITDA RECONCILIATION

	Three Months Ended
	December 31,
(In millions)	2017	2016	Change
Net Income	$166.9	$20.0	$146.9
Add: Income taxes	(147.0)	10.5	(157.5)
Add: Interest expense	5.4	6.7	(1.3)
Add: Depreciation and amortization	26.7	25.2	1.5
Add: Dry-dock amortization	10.5	11.1	(0.6)
EBITDA (1)	$62.5	$73.5	$(11.0)

	Years Ended
	December 31,
(In millions)	2017	2016	Change
Net Income	$232.0	$81.4	$150.6
Add: Income taxes	(106.8)	49.1	(155.9)
Add: Interest expense	24.2	24.1	0.1
Add: Depreciation and amortization	100.4	96.5	3.9
Add: Dry-dock amortization	46.2	38.9	7.3
EBITDA (1)	$296.0	$290.0	$6.0

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.